                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                              PLX TECHNOLOGY, INC.
                              --------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                   693417 10 7
                                   -----------
                                 (CUSIP Number)

                     Initial Public Offering - April 5, 1999
                     ---------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ] Rule 13d-1(b)

    [ ] Rule 13d-1(c)

    [X] Rule 13d-1(d)


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                                Page 1 of 8 Pages

---------------------                                          -----------------
CUSIP NO. 693417 10 7                   13G                    PAGE 2 OF 8 PAGES
---------------------                                          -----------------

(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Arbor Company, a limited partnership
        Tax I.D. 94-2534730
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY

--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        Nevada
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER

                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   1,955,436
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      1,955,436
--------------------------------------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,955,436
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        8.88%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        PN
--------------------------------------------------------------------------------

---------------------                                          -----------------
CUSIP No. 693417 10 7                       13G                Page 3 of 8 Pages
---------------------                                          -----------------

(1)     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        D. James Guzy, Sr.
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY

--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        USA
--------------------------------------------------------------------------------
                              (5)     SOLE VOTING POWER

                              --------------------------------------------------
           NUMBER OF          (6)     SHARED VOTING POWER
             SHARES                   1,955,436(1)
          BENEFICIALLY        --------------------------------------------------
            OWNED BY          (7)     SOLE DISPOSITIVE POWER
              EACH
           REPORTING          --------------------------------------------------
          PERSON WITH         (8)     SHARED DISPOSITIVE POWER
                                      1,955,436(1)
--------------------------------------------------------------------------------

(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,955,436(1)
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        8.88%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

(1) Represents shares held by Arbor Company of which Mr. Guzy, Sr. is President.

                                                               Page 4 of 8 Pages

ITEM 1. (a)    NAME OF ISSUER
               PLX Technology, Inc.

ITEM 1. (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               390 Potrero Avenue
               Sunnyvale, CA 94086

ITEM 2. (a)    NAME OF PERSON FILING:
               Arbor Company ("Arbor")
               D. James Guzy, Sr. ("Guzy")

ITEM 2. (b)    ADDRESS OF PRINCIPAL OFFICE
               P.O. Box 128, Glenbrook, NV 89413

ITEM 2. (c)    CITIZENSHIP/PLACE OF ORGANIZATION:
               Arbor - Nevada
               Guzy - USA

ITEM 2. (d)    TITLE OF CLASS OF SECURITIES:
               Common Stock

ITEM 2. (e)    CUSIP NUMBER:
               693417 10 7

ITEM 3.        Not applicable.

ITEM 4.        OWNERSHIP

        The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this Statement is provided as of December 31, 1999:

        (a)    Amount Beneficially Owned:

               Arbor - 1,955,436
               Guzy  - 1,955,436

                                                               Page 5 of 8 Pages

        (b)    Percent of Class:

               Arbor - 8.88%
               Guzy  - 8.88%

        (c)    Number of shares as to which such person has:

               (i)       Sole power to vote or to direct the vote:


               (ii)      Shared power to vote or to direct the vote:

                         Arbor - 1,955,436
                         Guzy - 1,955,436

               (iii)     Sole power to dispose or to direct the disposition of:



               (iv) Shared power to dispose or to direct the disposition of:

                         Arbor - 1,955,436
                         Guzy - 1,955,436

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

                                                               Page 6 of 8 Pages

ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP

          Not applicable.



ITEM 10.  CERTIFICATION

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 7 of 8 Pages

                                          SIGNATURE

        After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

        Date: February 10, 2000

ARBOR COMPANY


By: /s/ D. JAMES GUZY, SR.
   ------------------------------
   President

/s/ D. JAMES GUZY, SR.
---------------------------------
D. James Guzy, Sr.





EXHIBITS

A:  Joint Filing Statement

                                                               Page 8 of 8 Pages


EXHIBIT A

                            AGREEMENT OF JOINT FILING



        We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

Date: February 10, 2000



ARBOR COMPANY


By: /s/ D. JAMES GUZY, SR.
   ------------------------------


/s/ D. JAMES GUZY, SR.
---------------------------------
D. James Guzy, Sr.